UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2008

K-SWISS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18490	95-4265988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31248 Oak Crest Drive, Westlake Village, CA		91361
(Address of principal executive offices)		(Zip code)

818-706-5100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 24, 2008, K•Swiss Inc., a Delaware corporation (the “Company”), entered into a settlement agreement (the “Settlement Agreement”) with Payless ShoeSource, Inc., a Missouri corporation, and Payless ShoeSource, Inc., a Delaware corporation (collectively, “Payless”), in connection with the Company’s 2004 action filed against Payless in the United States District Court for the Central District of California (Western District), in which the Company alleged trademark and trade dress infringement, trademark dilution, unfair competition and breach of contract. The Settlement Agreement provides, among other things, for the following: (1) Payless agrees to refrain from making, advertising, promoting or selling footwear confusingly similar to that sold by the Company, including footwear that bears the Company’s trademark or trade dress (these restrictions will be incorporated in a consent decree and permanent injunction the parties have agreed to file with the Court), (2) for the period beginning June 24, 2008 through December 31, 2008, Payless may sell-off existing inventory that is the subject of the Company’s claims, (3) Payless will pay to the Company $30 million in cash on or before July 1, 2008 in payment of compensatory damages claimed by the Company from Payless’ advertising, promotion and sale of certain footwear, (4) mutual releases between the parties regarding certain claims, and (5) certain other provisions customarily contained in similar agreements, including that neither party admits liability to the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K•Swiss Inc.

Date: June 27, 2008	By:	/s/ GEORGE POWLICK
George Powlick,
Vice President Finance, Chief Operating Officer and Chief Financial Officer